Exhibit 4.15

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of May 5, 2020 (“Effective Date”), by and among China Rapid Finance Ltd., a Cayman Islands exempted company with limited liability (“XRF”) with its principal business at 2nd Floor, Building D, BenQ Plaza 207 Songhong Road Changning District, Shanghai 200335 PRC, Yong Bao Two Ltd., a limited liability company organized under the laws of the British Virgin Islands, with its principal place of business at Gui’an Digital Economy Industrial Park, No. 3 Building, 10th Floor, Room 4, University Town, Gui’an New District, Guizhou, PRC (“YBT”), the shareholders (the “YBT Shareholders”) listed on the signature pages hereto who collectively own 100% equity interest of YBT and the individuals listed on the signature pages hereto (each, a “Purchaser,” collectively with the YBT Shareholders the “Investors”). XRF, YBT and the Investors are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, XRF and True North Financial, LLC (“TNF”) entered into a share purchase agreement dated December 24, 2019 (the “Original SPA”) pursuant to which XRF issued and sold 37,985,203 Class A ordinary shares at a purchase price of USD0.193 per share (the "Purchased XRF Shares") and 3,465,574 Class B ordinary shares at a purchase price of $0.193 per share (the “Original Class B Shares”), for a total purchase price of USD 8,000,000. TNF issued a senior secured promissory note (the "Note") dated December 24, 2019, as amended, to XRF promising to pay the principal sum of USD8,000,000.

WHEREAS, the Investors agreed to assume the Note issued by TNF pursuant to certain Assumption Agreement dated on or about the date of this Agreement (the “Assumption Agreement”) whereby the Investors shall assume the payment obligations under the Note and TNF shall transfer and convey the Purchased XRF Shares to the YBT Shareholders;

WHEREAS, the YBT Shareholders collectively own 100% equity interest of YBT; and

WHEREAS, the Investors intend to pay off the payment obligations under the Note by delivering to XRF a combination of all of the issued and outstanding ordinary shares of YBT (“Share Consideration”) and payment of USD 1,000,000 in cash (“Cash Consideration”) in exchange for XRF’s consent to the transfer of the Purchased XRF Shares from TNF to the YBT Shareholders and issuance of certain True-up Shares and New Class B Shares (as defined below, collectively with the Purchased XRF Shares, the “Shares”) to the Purchasers and the YBT Shareholders, respectively, pursuant to this Agreement and the Original Class B Shares shall be cancelled.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1 Defined Terms

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

“Accounts Receivable” means all trade and other accounts receivable, notes receivable and other debts due or accruing due to XRF outstanding as of the 12:01 a.m. (Beijing Time) on the day following the Closing Date, including but not limited to retainage under contracts;

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“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Business” means the operations conducted by XRF immediately prior to the date hereof;

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business;

“Closing” means the completion of the transactions contemplated by this Agreement. The Closing shall take place at the offices of Hunter Taubman Fischer & Li LLC, 1450 Broadway, 26th Floor, New York, NY 10018, on the third (3rd) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Buyer and XRF may agree.

“Closing Date” means the date and time at which the Closing is actually held;

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Current Liabilities” means accounts payable, accrued expenses including any accrued taxes, customer deposits, accrued wages and benefits payable, and overbillings, if any, but excluding Indebtedness, if any;

“Environmental Laws” means any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of Persons or property to Hazardous Substances, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Substances or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the Release, threatened Release, or accidental Release into the environment, the workplace or other areas of Hazardous Substances, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Substances; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Hazardous Substances; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other Persons;

“Environmental Permits” includes all orders, permits, certificates, approvals, consents, registrations, licenses and other authorization of any kind or nature, issued by any authority of competent jurisdiction under Environmental Laws;

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or the Transaction Documents and all other matters related to the consummation of this Agreement.

“Financial Statements” means the Prior Year-End Financial Statements;

“Fundamental Representations” means YBT’s representations and warranties set forth in Section 3.2 (a) to (d) and (h)

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction;

“Hazardous Substance” shall mean any: pollutants, contaminants or hazardous substances (as such

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terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings;

“Indebtedness” mean (a) any indebtedness or other obligation for borrowed money of XRF, excluding Current Liabilities, (b) payment obligations of XRF for the deferred purchase price for purchases of property outside the Ordinary Course of Business arising in connection with transactions occurring prior to the Closing which are not evidenced by trade payables, (c) payment obligations of XRF under capital leases to which XRF is a party, (d) any off-balance sheet financing of XRF (including any obligation under swap transactions), (e) the aggregate amount of any unfunded or underfunded obligations under any pension, savings, profit sharing or other employee benefit arrangements maintained by XRF; and (f) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness;

“Intellectual Property” means any intellectual property used in or relating to XRF or the Business, including but not limited to, any invention, patent, trademark, trade name, domain name or other indicia of source, copyright, confidential information, trade secret, whether or not registered, licenses (software or otherwise) and any right to apply for registration of any intellectual property;

“Laws and Regulations” means federal, state, local and foreign statutes, laws, ordinances, regulations, rules, codes, orders, constitutions, treaties, principles of common law, judgments, decrees or other requirements;

“Licenses” has the meaning ascribed thereto in Section 3.2(c)(ii);

“Material Adverse Change” means any change in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, employee relations, concessions, rights, liabilities, whether contractual or otherwise, of XRF which is materially adverse to the business or operations of XRF;

“New Class B Shares” mean 3,465,574 Class B Ordinary Shares to be issued by XRF at the Closing.

“NYSE” means the New York Stock Exchange;

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount);

“Ordinary Shares” shall mean XRF’s Class A Ordinary Shares and American Depositary Shares listed on NYSE;

“Organizational Documents” means the Memorandum and Articles of Association, Certificate of Incorporation, Bylaws or similar organizational documents, as amended.

“Person” includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

“Prior Year-End Financial Statements” means the internally-prepared statement of assets, liabilities and owners’ equity of XRF and the internally-prepared statement income and expense of XRF for the fiscal year ended December 31, 2018, and in all cases, the notes thereto, in the form provided to Buyer;

“Real Property” means the leasehold interests in real property of XRF;

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable;

“Release” means any release, effluent, spill, leak, emission, discharge, leach, dumping, deposit, dispersal, migration, escape or other disposal which is occurring or has occurred or been made in contravention of any Environmental Laws;

“SEC Reports” mean all reports, schedules, forms, statements and other documents required to be filed by XRF under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof, and the foregoing materials,

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including the exhibits thereto and documents incorporated by reference therein.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Person holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all shares or other ownership interests of such entity or (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of shares or other ownership interests upon a liquidation or dissolution of such entity;

“Tax” or “Taxes” mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, whether disputed or not;

“Tax Returns” includes all returns, reports, claims for refund, information returns, declarations, designations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form), including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed under applicable Laws and Regulations in respect of Taxes;

“Transaction” means the transaction contemplated by this Agreement.

"Transaction Documents" means this Agreement, the Tripartite Agreement, the Note, the Assumption Agreement and any other related documents executed concurrently with the execution of this Agreement.

“True-up Shares” means 7,566,421 Class A Shares and 9,806,331 Class B shares.

ARTICLE II

PURCHASE AND SALE

2.1	Purchase and Sale of Shares

At the Closing and subject to and upon the terms and conditions of this Agreement, XRF shall sell, transfer, convey, assign and deliver to the Purchasers and the YBT Shareholders, and the Purchasers and the YBT Shareholders shall purchase, acquire and accept from XRF, the True-up Shares and New Class B Shares, respectively, and XRF shall cause its transfer agent to convey the Purchased XRF Shares from TNF to the YBT Shareholders, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

2.2	Consideration

At the Closing and subject to and upon the terms and conditions of this Agreement, in exchange for the delivery of the True-up Shares, the New Class B Shares and the Purchased XRF Shares to each of the Investors based on the percentage of the Share Consideration and Cash Consideration provided by each Investor (the “Individual Investor Shares”) as set forth on Schedule A, the YBT Shareholders and the Purchasers shall deliver the Share Consideration and Cash Consideration to XRF, respectively. The Cash Consideration shall be delivered to the escrow account set forth in Annex A attached hereto (the “Escrow Account”).

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The Cash Consideration shall be held in the Escrow Account pending instruction from the Purchasers to wire the Cash Consideration from the Escrow Account to a bank account held by an escrow agent mutually agreed upon, whereby the Cash Consideration shall only be released to XRF by the Purchasers’ written instructions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties by XRF

(a)

Organization, Good Standing and Power. Each of XRF and its Subsidiaries is a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and respectively, has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  Except as set forth on Schedule 3.1(a), XRF and each of its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect (as defined in Section 3.1(g) hereof).

(b)

Corporate Power; Authority and Enforcement. XRF has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by XRF and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of XRF or its Board of Directors or stockholders is required.  This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of XRF enforceable against XRF in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservator ship, receiver ship or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)

Capitalization. The authorized capital stock of XRF and the shares thereof currently issued and outstanding as of October 31, 2019 is set forth in XRF’s Form 20-F Annual Report for the year ended December 31, 2018 (the “Form 20-F”) and, except as set forth on Schedule 3.1(c) hereto, is the authorized and issued and outstanding capital stock of XRF as at the date hereof.

a.

no Ordinary Shares are entitled to preemptive, conversion or other rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of XRF;

b.

there are no contracts, commitments, understandings, or arrangements by which XRF is or may become bound to issue additional shares of capital stock of XRF or options, securities or rights convertible into shares of capital stock of XRF;

c.	XRF is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities;

d.	XRF is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of XRF.

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e.

The offer and sale of all capital stock, convertible securities, rights, warrants, or options of XRF issued prior to the Closing complied with all applicable Federal and state securities laws, except where non-compliance would not have a Material Adverse Effect.  XRF has furnished or made available to YBT true and correct copies of XRF’s Memorandum and Articles of Association (the “MAA”).  Except as restricted under applicable federal, state, local or foreign laws and regulations, the MAA, this Agreement, or as set forth on Schedule 3.1 (c), no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of XRF shall limit the payment of dividends on XRF’s Preferred Shares, or its Ordinary Shares.

(d)

Issuance of Shares. The Shares to be issued or transferred at the Closing have been duly authorized by all necessary corporate action and shall be validly issued and outstanding, fully paid and non-assessable.

(e)	Subsidiaries. As of the date of this Agreement, XRF does not have any other subsidiaries except as set forth on Schedule 3.1(e) hereto.

(f)

SEC Reports, Financial Statements. Except as set forth in Schedule 3.1(f), XRF has filed all SEC Reports pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Form 20-F and other material filings pursuant to Section 13(a) or 15(d) of the Exchange Act. XRF has not provided to YBT any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by XRF but which has not been so disclosed, other than (i) with respect to the transactions contemplated by this Agreement, or (ii) pursuant to a non-disclosure or confidentiality agreement signed by YBT. At the time of the respective filings, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents. As of their respective filing dates, none of the SEC Reports contained any untrue statement of a material fact; and none omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of XRF included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of XRF as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)

No Material Adverse Effect. As of December 31, 2019 until the date of this Agreement, except as set forth in Schedule 3.1(g), XRF has not experienced or suffered any Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” shall mean (i) any material adverse effect upon the assets, properties, financial condition, business or prospects of XRF, and its Subsidiaries, when taken as a consolidated whole, and/or (ii) any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of XRF to perform any of its material covenants, agreements and obligations under this Agreement.

(h)

Title to Assets. Except where non-compliance would not have a Material Adverse Effect, each of XRF and the Subsidiaries has good and marketable title to (i) all properties and assets purportedly owned or used by them as reflected in the Financial Statements, (ii) all properties and assets necessary for the conduct of their business as currently conducted, and (iii) all of the real and

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personal property reflected in the Financial Statements free and clear of any Lien. All leases are valid and subsisting and in full force and effect.

(i)

Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of XRF, threatened against or involving XRF which questions the validity of this Agreement or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except where the same would not have a Material Adverse Effect, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of XRF, threatened against or involving XRF involving any of their respective properties or assets.  To the knowledge of XRF, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against XRF, the Subsidiaries or any of their respective executive officers or directors in their capacities as such.

(j)

Compliance with Law.  XRF and the Subsidiaries have all material franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(k)

No Violation.  The business of XRF and the Subsidiaries is not being conducted in violation of any Federal, state, local or foreign governmental laws, or rules, regulations and ordinances of any of any governmental entity, except for possible violations which singularly or in the aggregate could not reasonably be expected to have a Material Adverse Effect. XRF is not required under Federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof or thereof (other than (x) any consent, authorization or order that has been obtained as of the date hereof, (y) any filing or registration that has been made as of the date hereof or (z) any filings which may be required to be made by XRF with the Commission or state securities administrators subsequent to the Closing.)

(l)

No Conflicts. The execution, delivery and performance of this Agreement by XRF and the consummation by XRF of the transactions contemplated herein and therein do not and will not (i) violate any provision of XRF’s Organizational Documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which XRF is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, pledge, charge or encumbrance (collectively, “Lien”) of any nature on any property of XRF under any agreement or any commitment to which XRF is a party or by which XRF is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to XRF or any of its subsidiaries or by which any property or asset of XRF or any of its subsidiaries are bound or affected, provided, however, that, excluded from the foregoing in all cases are such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

(m)	Certain Fees. No brokers fees, finders fees or financial advisory fees or commissions will be payable by XRF with respect to the transactions contemplated by this Agreement.

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(n)

Intellectual Property. Each of XRF and the Subsidiaries owns or has the lawful right to use all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, which are necessary for the conduct of their respective business as now conducted without any conflict with the rights of others, except where the failure to so own or possess would not have a Material Adverse Effect.

(o)

Books and Record Internal Accounting Controls. Except as may have otherwise been disclosed in the Form 20-F, the books and records of XRF and the Subsidiaries accurately reflect in all material respects the information relating to the business of XRF and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of XRF, or the Subsidiaries.  Except as disclosed in XRF’s SEC Reports or on Schedule 3.1(o), XRF and the Subsidiaries  maintain a system of internal accounting controls sufficient, in the judgment of XRF, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(p)

Material Agreements. Any and all written or oral contracts, instruments, agreements, commitments, obligations, plans or arrangements, XRF and the Subsidiaries is a party to, that a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form F-1 (collectively, the “Material Agreements”) if XRF were registering securities under the Securities Act has previously been publicly filed with the Commission in the SEC Reports.  Each of XRF and the Subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and are not in default under any Material Agreement now in effect the result of which would cause a Material Adverse Effect.

(q)

Transactions with Affiliates. Except as set forth in the Financial Statements or in the SEC Reports, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) XRF on the one hand, and (b) on the other hand, any officer, employee, consultant or director of XRF or any person owning any capital stock of XRF or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

(r)

Private Placement. Assuming the accuracy of each of YBT and the Investors’ representations and warranties set forth in Sections 3.2 and 3.3, respectively, no registration under the Securities Act is required for the assignment and issuance of the Shares by XRF as contemplated hereby.

(s)

Investment Company. XRF is not, and is not an Affiliate of, and immediately after receipt of the Cash Consideration and Share Consideration, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. XRF shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

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(t)

Listing and Maintenance Requirements. XRF’s Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and XRF has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of its Ordinary Shares under the Exchange Act nor has XRF received any notification that SEC is contemplating terminating such registration. Except as set forth in the SEC Reports and Schedule 3.1 (t), XRF has not, in the 12 months preceding the date hereof, received notice from NYSE to the effect that XRF is not in compliance with the listing or maintenance requirements of such trading market. Except as set forth in the SEC Reports and Schedule 3.1(t), XRF is in compliance with all such listing and maintenance requirements.

(u)

Auditors. XRF’s accounting firm is Shandong Haoxin Certified Public Accountants Co., Ltd. To the knowledge and belief of XRF, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) has expressed its opinion with respect to the financial statements to be included in XRF’s Annual Report for the fiscal year ended December 31, 2018.

(v)	Indebtedness.

a.

XRF has not incurred any indebtedness or assumed any debt obligation or issued, assumed, guaranteed or created any debt obligation, or create or impose any Lien upon any property, asset or revenue of XRF, other than as contemplated by this Agreement.

b.

XRF is and has at all times been able to pay its due debts as they fall due, or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(w)

Defaults. No event has occurred or been alleged to have occurred which constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement entered into by XRF relating to borrowings or indebtedness in the nature of borrowings (or will do so with the giving of notice or lapse of time or both) or will lead to any Lien constituted or created in connection with borrowings or indebtedness in the nature of borrowings of XRF becoming enforceable (or will do so with the giving of notice or lapse of time or both).

(x)	Non-Contravene. The assignment of the Purchased XRF Shares and issuance of the True-up Shares hereunder do not contravene the rules and regulations of the NYSE.

(y)

Independent Investigation. XRF has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of YBT, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of YBT for such purpose. XRF acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of YBT set forth in Section 3.2; and (b) neither YBT nor the Investors have made any representation or warranty as to YBT or this Agreement, except as expressly set forth in Section 3.2.

(z)

Material Contracts. Schedule 3.1(z) sets forth a true, correct and complete list of, and XRF has made available to YBT and the YBT Shareholders (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which XRF and its Subsidiaries are a party or by which XRF and its Subsidiaries, or any of its properties or assets are bound or affected (each contract required to be set forth on Schedule 3.1(z), a “XRF Material Contract”) that:

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(i)

contains covenants that limit the ability of XRF and its Subsidiaries to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)

involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)

involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)	evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of XRF and its Subsidiaries having an outstanding principal amount in excess of $100,000;
(v)

involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests in or of another Person;

(vi)

relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of XRF and its Subsidiaries, its business or material assets;

(vii)

by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by XRF and its Subsidiaries under such Contract or Contracts of more than $1,000,000 in the aggregate;

(viii)	obligates XRF and its Subsidiaries to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;
(ix)

is between XRF and its Subsidiaries and any directors, officers or employees of XRF and its Subsidiaries (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Affiliate;

(x)	obligates XRF and its Subsidiaries to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);
(xi)

relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which XRF and its Subsidiaries have outstanding obligations (other than customary confidentiality obligations or in the ordinary course of business);

(xii)	provides another Person (other than another Subsidiary or any manager, director or officer of any Subsidiary) with a power of attorney;
(xiii)	relates to the development, ownership, licensing or use of any Intellectual Property by, to or from XRF and its Subsidiaries; or
(xiv)	is otherwise material to XRF and its Subsidiaries and not described in clauses (i) through (xiii) above.

3.2 Representations and Warranties by YBT

(a)

Valid Existence. YBT is a corporation duly organized, validly existing and in good standing under the laws of BVI, with all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. YBT is duly registered to operate or conduct business in all jurisdictions in which such registration is required under applicable Laws.

(b)	Authority and Binding Obligation. YBT has all corporate requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which YBT is a party

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and to consummate the transactions contemplated hereby and thereby. No other actions or proceedings (corporate or otherwise) on the part of YBT are necessary to approve and authorize the execution and delivery of this Agreement and all other agreements contemplated hereby to which YBT is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by YBT and constitutes the valid and binding agreement of YBT, enforceable against YBT in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws and Regulations affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(c)	Licenses.

(i)

YBT, its Subsidiaries and any entities through which YBT or any of its Subsidiaries conducts its operations in the PRC by way of contractual arrangements (each a “Affiliated Entity” and collectively, the “Affiliated Entities”; collectively, the “YBT Group Companies” and each, a “YBT Group Company”) are duly formed, licensed and registered to carry on its business in all jurisdictions in which the nature of its business or the ownership of its assets makes such licenses or registrations necessary;

(ii)	YBT holds all necessary licenses, permits, registrations and qualifications, including, without limitation, all Environmental Permits, (collectively the “Licenses”) in each jurisdiction in which:

(A)it owns, leases or operates any of its assets or properties; or

(B)

the nature or conduct of the Business or any part thereof or the nature of its assets or properties makes such qualification necessary or desirable to enable YBT to carry on the Business as now conducted or to enable YBT to own, lease or operate its assets or properties.

(iii)  All of the Licenses, registrations and qualifications necessary to the operation of YBT are in place and are valid and in full force and effect. YBT has been and is operated in compliance with all terms and conditions of such Licenses and there are no proceedings in progress, pending or, to the Knowledge of YBT, threatened, that could result in the revocation, cancellation or suspension of any of such Licenses.

(d)

No YBT Group Company is in violation of any term of or in default under its memorandum or articles of association, any certificate of designations, preferences or rights of any outstanding series of preferred shares of any of the YBT Group Companies (or any equivalent instrument relating to any outstanding series of preferred shares of any of the YBT Group Companies) or their organizational charter, certificate of formation or certificate of incorporation or bylaws, respectively.

(e)

None of the YBT Group Companies or, to YBT ’s knowledge, its affiliates, nor any director, officer or employee of any of the YBT Group Companies nor, to YBT ’s knowledge, any agent or representative of any of the YBT Group Companies, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political

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party or party official or candidate for political office) to influence official action or secure an improper advantage; (iii) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit; or (iv) will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws; and the YBT Group Companies have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

(f)

The operations of the YBT Group Companies are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of all jurisdictions where the YBT Group Companies conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any YBT Group Company with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of YBT, threatened.

(g)
(i)

None of the YBT Group Companies, nor any director, officer or employee thereof, nor, to the knowledge of YBT, any agent, affiliate or representative of any YBT Group Company, is an individual or entity that is, or is owned or controlled by one or more Persons that are:

(A)    the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, Sanctions”), nor

(B)    located, organized or resident in a country or territory that is, the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(ii)

For the past five years, no YBT Group Company has knowingly engaged in, or are now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(h)	PRC Subsidiaries and Affiliated Entities.

(i)

The business of each Subsidiary and Affiliated Entity as now conducted and as presently planned to be conducted are in compliance with all laws that may be applicable, including without limitation all laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions; except where the failure to so comply would not result in a Material Adverse Effect.

(ii)

Each Subsidiary and Affiliated Entity is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material

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Adverse Effect. All of the constitutive or organizational documents of each Subsidiary and Affiliated Entity comply with the requirements of applicable laws of its jurisdiction of incorporation or organization and are in full force and effect. Apart from the Subsidiaries and Affiliated Entities, YBT has no direct or indirect Subsidiaries or any other company over which it has direct or indirect effective control.

(iii)

All of the equity interests in the Affiliated Entities have been duly and validly authorized and issued, are fully paid and non-assessable and are owned free and clear of all liens, encumbrances, equities or claims. None of the outstanding share capital or equity interest in any Subsidiary or Affiliated Entity was issued in violation of preemptive or similar rights of any security holder of such Subsidiary or Affiliated Entity.

(iv)

Each Subsidiary and Affiliated Entity incorporated in the PRC is a limited liability company duly organized, validly existing and in good standing under the applicable company laws and foreign investment laws of PRC.

(v)

All approvals and authorizations from and filings and registrations with the relevant Governmental Authority required in respect of the YBT Group Companies, including but not limited to the registrations with China's Ministry of Commerce (or any predecessors), the Ministry of Information Industry, the State Administration of Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”), the China Securities Regulatory Commission (“CSRC”), any tax bureau, customs authorities, logistics service regulatory authorities and the local counterpart of each of the aforementioned PRC Governmental Authorities, as applicable, have been duly completed in accordance with all applicable laws. YBT is aware of and has been advised as to the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “PRC Mergers and Acquisition Rules”) jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, SAIC, CSRC and SAFE on August 8, 2006, including the relevant provisions thereof which purport to require offshore special purpose entities formed for listing purposes and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on an overseas stock exchange. YBT has received legal advice specifically with respect to the PRC Mergers and Acquisitions Rules from its PRC counsel and YBT understands such legal advice. The transfer, listing and trading of the Purchased XRF Shares and the True-up Shares or the consummation of the transactions contemplated by the Transaction Documents is not and will not be, as of the date hereof or at the Closing Date, as the case may be, adversely affected by the PRC Mergers and Acquisitions Rules or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the PRC Mergers and Acquisitions Rules.  Each holder or beneficial owner of shares or convertible securities of any YBG Group Company or any rights, options or warrants to acquire such shares or securities (each, a “Group Company Security Holder”), who is a “Domestic Resident” as defined in SAFE Circular Relating to Foreign Exchange Administration of Offshore Investment, Financing and Return Investment by Domestic Residents Utilizing Special Purpose Vehicles or any amendment or successor regulation or circular (“Circular 37”) and is subject to any of the registration or reporting requirements of Circular 37 has complied with such reporting and/or registration requirements under Circular 37 and any other applicable SAFE rules and regulations. All existing SAFE authorization held by any YBT Group Company in China are valid and none of the YBT Group Companies is in default under any of such SAFE authorizations.

(i)	None of the YBT Group Companies and any of their properties, assets or revenues is entitled to any right of immunity on the grounds of sovereignty from any legal action, suit or proceeding,

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from set-off or counterclaim, from the jurisdiction of any court, from services of process, from attachment prior to or in aid of execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment and to the extent such right of immunity exists, it is hereby waived in full.

(j)

The description of the corporate structure of YBT and each of the agreements among the Subsidiaries, the shareholders of the Affiliated Entities and the Affiliated Entities, as the case may be (each a “Corporate Structure Contract” and collectively, the “Corporate Structure Contracts”), as disclosed in writing to XRF, is true and accurate in all material respects and nothing has been omitted from such description which would make it misleading. There is no other material agreement, contract or other document relating to the corporate structure or the operation of YBT together with the Subsidiaries and Affiliated Entities taken as a whole, which has not been previously disclosed or made available to XRF.

(k)

The audited financial statements of the YBT Group Companies for the fiscal year 2019 and the interim period through March 31, 2020, comply as to form in all material respects with applicable accounting requirements of P.R.C. with respect thereto and accurately reflect the business operations of the YBT Group Companies as of the periods stated.

3.3	Representations and Warranties by Investors

(a)

Authority and Binding Obligation. Each Investor, individually and not severally, represents and warrants that such Investors has all requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which such Investors is a party and to consummate the transactions contemplated hereby and thereby. No other actions or proceedings (corporate or otherwise) on the part of such Investors are necessary to approve and authorize the execution and delivery of this Agreement and all other agreements contemplated hereby to which such Investors is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Investors and constitutes the valid and binding agreement of such Investors, enforceable against each of them in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws and Regulations affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(b)

Status of Investors. Each Investor is a “non-US person” as defined in Regulation S. Each Investor further makes the representations and warranties to the Company set forth on Exhibit A. Such Investors is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Investors is not a broker-dealer, nor an affiliate of a broker-dealer.

(c)

Reliance on Exemptions.  Each Investor understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investors set forth herein in order to determine the availability of such exemptions and the eligibility of the Investors to acquire the Shares.

(d)

Information.  Each Investor and its advisors, if any, have had the opportunity to ask questions of management of the Company and have been furnished with all information relating to the business, finances and operations of the Company and information relating to the offer and sale of the Shares which have been requested by the Investors or its advisors.  Neither such inquiries nor any other due diligence investigation conducted by each Investor or any of its advisors or representatives shall modify, amend or affect the Investors’ right to rely on the representations and warranties of the Company contained herein.  The Investor understands that its investment in the Shares involves a significant degree of risk.  The Investor further represents to the Company

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that the Investor’s decision to enter into this Agreement has been based solely on the independent evaluation of the Investor and its representatives.
(e)

Governmental Review.  Each Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(f)

Transfer or Re-sale.  Each Investor understands that the sale or re-sale of the Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Shares may not be transferred unless (i) the Shares are sold pursuant to an effective registration statement under the Securities Act, (ii) the Investor shall have delivered to the Company an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be reasonably acceptable to the Company, (iii) the Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Investor who agrees to sell or otherwise transfer the Shares only in accordance with this Section 2.2(f) and who is a non-US person, (iv) the Shares are sold pursuant to Rule 144, or (v) the Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”).  Notwithstanding the foregoing or anything else contained herein to the contrary, the Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)

Legends.  Each Investor understands that the Shares shall bear a restrictive legend in the form as set forth under Section 4.2 (c) of this Agreement.  The Investor understands that, until such time the Shares may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares may bear a restrictive legend in substantially the form set forth under Section 5.1 (and a stop-transfer order may be placed against transfer of the certificates evidencing such Securities).

(h)	Residence. Each Investor is a resident of the jurisdiction set forth immediately below such Investor’s name on the signature pages hereto.
(i)

No General Solicitation. Each Investor acknowledges that the Shares were not offered to such Investor by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications.

(j)

Rule 144. Such Investor understands that the Shares must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. Such Investor acknowledges that such Investor is familiar with Rule 144 and Rule 144A, of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 and Rule 144A, as applicable, permits resales only under certain circumstances. Such Investor understands that to the extent that Rule 144 or Rule 144A is not available, such Investor will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(k)

Brokers. Each Investor does not have any knowledge of any brokerage or finder’s fees or commissions that are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person or entity with respect to the transactions contemplated by this Agreement.

(l)

Acquisition for Investment. Each Investor is a “non-US person” as defined in Regulation S, acquiring the Shares solely for the its own account for the purpose of investment and not with a view to or for sale in connection with a distribution to anyone.

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(m)

Independent Investment Decision. Each Investor has independently evaluated the merits of its decision to purchase Shares pursuant to this Agreement, and such Investor confirms that it has not relied on the advice of any other person’s business and/or legal counsel in making such decision. Such Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Shares constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities. Each Investor: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

ARTICLE IV

COVENANTS

4.1 Covenants by XRF

Unless Investors shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement, XRF shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the XRF and XRF Subsidiaries, and their respective businesses, assets and employees, (iii) settle any and all pending or threatened Actions, lawsuits and/or proceedings involving XRF or its Subsidiaries, its current or former directors, officers or equity holders in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing prior to the Closing Date, and (iv) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all top customers and top suppliers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(a)	Conduct of Business. During the Interim Period, XRF covenants and undertakes to Investors that it will not do any of the following, without the prior written consent of Investors:

(i)

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of, except Compensation Issuance, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, “Compensation Issuance” shall refer to issuance of securities to officers, directors, and employees approved by the board of directors of XRF;

(ii)	incur any indebtedness or assume any debt obligation or issue, assume, guarantee or create any debt obligation, or create or impose any Lien upon any property, asset or revenue of XRF;

(iii)	make an application, present a petition, or pass a resolution of the shareholders or directors for the bankruptcy, insolvency, winding up, liquidation or reorganization of XRF;

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(iv)	not to appoint any liquidation committee, administrator, receiver or manager for the purpose of liquidating the business or assets of XRF;

(v)	not to propose or agree to a composition, compromise, assignment or arrangement with any of its creditors;

(vi)

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities; and

(vii)	submit any restructure plan or compliance plan to NYSE.

(b)

Proceedings. XRF shall promptly notify YBT of the occurrence of any litigation, arbitration or administrative proceedings relating to XRF's business or any other event or circumstance which might materially and adversely affect XRF's business, operations, or conditions (financial or otherwise) or ability to observe and perform or comply with any of its/their agreements, undertakings, covenants and obligations under the Transaction Documents.

(c)

Access and Information. XRF shall give YBT, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to XRF and its Subsidiaries, as YBT may reasonably request regarding XRF and its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct XRF to cooperate with YBT in their investigation; provided, however, that YBT shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of XRF and its Subsidiaries.

(d)No Solicitation.

(i)

For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means with respect to XRF and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of XRF and its Subsidiaries or (y) any of the shares or other equity interests or profits of XRF and its Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise.

(ii)

During the Interim Period, in order to induce YBT to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, XRF shall not, without the prior written consent of YBT, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding YBT or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or

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that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which XRF is a party. Notwithstanding anything to the contrary herein, XRF shall be entitled to engage in any or all of the above activities to the extent reasonably necessary for the officers and directors of XRF to comply with their fiduciary obligations.

(iii)

XRF shall notify YBT as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by XRF of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to XRF or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. XRF shall keep YBT promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, XRF shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall cease and terminate any such solicitations, discussions or negotiations.

(e)

Notification of Certain Matters. During the Interim Period, XRF shall give prompt notice to YBT if XRF or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Laws and Regulations by XRF or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article V to not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any action, suit, or proceeding against XRF or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of XRF, any officer, director, partner, member or manager, in his, her or its capacity as such, of XRF or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by XRF regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(f)

Assignment of the OET Cooperation Agreement. During the Interim Period, XRF shall deliver written termination notice (“OET Termination Notice”) to Hong Kong Outjoy Education Technology Co., Ltd. (“OET”) to terminate that certain cooperation agreement (“OET Agreement”) dated June 17, 2019 by and between XRF and OET.

(g)

Cancellation of Warrants. During the Interim Period, XRF shall cancel the warrants to purchase 66,402,480 Class A Ordinary Shares issued to OET on June 17, 2019 and the warrants to purchase 66,402,480 Class A Ordinary Shares issued to Tianjin Baidayi Management Consulting Limited on June 24, 2019 in connection with the OET Agreement (collectively, the “OET Warrants”).

(h)	Appointment of YBT Designated Directors. Within three Business Days after execution of the

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Transaction Documents, XRF shall appoint two individuals designated by YBT Shareholders (“YBT Designed Directors”) as independent director of XRF and publicly announce such appointment by 9:00am EST on the fourth Business Day after execution of the Transaction Documents, provided that the board of directors reasonably deem the designated individuals qualified to serve on the board of XRF.

4.2Covenants by YBT

(a)

Conduct of Business. Unless XRF shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement YBT shall, and shall cause its Subsidiaries to:

(i)	conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice;

(ii)	comply with all Laws applicable to the YBT and its Subsidiaries and their respective businesses, assets and employees; and

(iii)

take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants.

(b)

Access and Information. YBT shall give XRF, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to YBT and its Subsidiaries, as XRF may reasonably request regarding YBT and its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct YBT to cooperate with XRF in their investigation; provided, however, that XRF shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of YBT and its Subsidiaries.

(c)

Legends. Each of the Investors acknowledge that the Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Shares other than pursuant to an effective registration statement or Rule 144 of the Securities Act, YBT may require XRF to provide to YBT an opinion of counsel selected by XRF and reasonably acceptable to YBT, the form and substance of which opinion shall be reasonably satisfactory to YBT, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. YBT agrees to the imprinting, so long as is required by this Section 4.2(c), of a legend on all of the certificates evidencing the Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE

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STATE SECURITIES LAWS.

THESE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

ARTICLE V

CLOSING

5.1	Closing

The closing of the transactions (“Closing”) contemplated in this Agreement shall take place at the offices of Hunter Taubman Fischer & Li LLC, 1450 Broadway, 26th Floor, New York, NY 10018, on the second (2nd) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Parties may agree (the “Closing Date”).

5.2 Closing Deliverables

At or before the Closing, XRF shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to YBT, all agreements, instruments, notices, certificates and other documents, or counterpart signatures thereof, which are required to be delivered by XRF, pursuant to the provisions of this Agreement, and YBT shall execute, or cause to be executed, and shall deliver, or cause to be delivered to XRF all directions and all agreements, instruments, notices, certificates and other documents, or counterpart signatures thereof, which YBT is required to deliver or cause to be delivered pursuant to the provisions of this Agreement, including the following:

(a) Deliverables to be delivered by XRF:

(i)	this Agreement, duly executed by XRF;

(ii)	the Assumption Agreement, duly executed by XRF;

(iii)	the Tripartite Agreement, duly executed by XRF;

(iv)	a certificate from XRF, dated as the Closing Date, signed by an executive officer of XRF in such capacity, certifying as to the satisfaction of the conditions specified in Sections 5.3 (b);

(v)

a certificate from XRF’s secretary certifying as to (A) copies of XRF’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement and the Transaction Documents to which the Company is or is required to be a party or otherwise bound;

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(vi)

a good standing certificates (or similar documents applicable for such jurisdictions) for XRF and its Subsidiaries certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of XRF and its Subsidiaries’ jurisdiction of organization and from each other jurisdiction in which XRF and its Subsidiaries are qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions;

(vii)	a copy of a duly executed legal opinion addressed to YBT and dated as of the Closing Date from XRF’s legal counsel, Rimon Law Firm, in form and substance reasonably satisfactory to YBT;

(viii)

a copy of XRF’s Organizational Documents, as in effect as of the Closing, certified by the appropriate Governmental Authority of the Cayman Islands as of a date no more than ten (10) Business Days prior to the Closing Date;

(ix)

employment agreement, effective as of the Closing, in form and substance reasonably satisfactory to YBT (the “Employment Agreement”), by and between XRF and Yandai Wang as the Chief Executive Officer of XRF, each such Employment Agreement duly executed by the parties thereto;

(x)

the duly executed resignation letter of Dr. Zhengyu Zane Wang, stating his resignation from all positions held with XRF, including his positions of Chief Executive Officer and Chairman of XRF’s board of directors, or resolutions of the board of directors terminating his positions as Chairman, a member of the board of directors and as Chief Executive Officer;

(xi)

duly executed resolutions of the board of directors of XRF appointing Mr. Yandai Wang as Executive Chairman of the Board and Chief Executive Officer of the Company effective upon closing of the transaction contemplated by the Transaction Documents and appointment of YBT Designated Directors;

(xii)

share certificates representing the respective Individual Investor Shares delivered by XRF pursuant to this Agreement (or duly executed affidavits of lost stock certificates and indemnities in forms and substance reasonably acceptable to YBT), together with executed instruments of transfer in respect of the Individual Investor’s Shares in favor of the Investors (or their nominees) and in form reasonably acceptable for the issuance and transfer on the books of XRF;

(xiii)

duly executed written resolutions of the board of directors of XRF approving the transaction contemplated by the Transaction Documents and termination of the OET Agreement and cancellation of the OET Warrant;

(xiv)	the duly executed and delivered OET Termination Notice;

(xv)	the duly executed written consent, signature guarantee and other required instrument from TNF to effectuate the cancellation of the Original Class B Shares; and

(xvi)	all such other documents and instruments that are incidental to the foregoing as YBT may reasonably require.

(b)	Deliverables to be delivered or cause to be delivered by YBT and the Investors:

(i)	this Agreement, duly executed by YBT;

(ii)	the Assumption Agreement, duly executed by YBT and the Investors;

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(iii)	the Tripartite Agreement, duly executed by YBT and the Investors;

(iv)	instruction from the Purchasers to wire the Cash Consideration to the Escrow Account;

(v)

instruments of transfer or instruction executed by the YBT Shareholders to the share registry in respect of the Share Consideration in favor of XRF and in form reasonably acceptable for transfer on the books of YBT;

(vi)	a certificate, dated the Closing Date, signed by an executive officer of YBT in such capacity, certifying as to the satisfaction of the conditions specified in Sections 5.3(a).

(vii)

a certificate from its secretary of YBT certifying as to (A) copies of YBT’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of YBT’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) the incumbency of officers authorized to execute this Agreement and the Transaction Documents to which YBT is or is required to be a party or otherwise bound.

(viii)

a good standing certificate (or similar documents applicable for such jurisdictions) for YBT and its Subsidiaries certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of YBT and its Subsidiaries’ respective jurisdiction of organization and from each other jurisdiction in which YBT and its Subsidiaries are qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(ix)	all such other documents and instruments that XRF may reasonably require in connection with the transactions contemplated hereby.

5.3 Closing Conditions

(a)	Conditions to closing of YBT and Investors:

The obligations of YBT and Investors to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by YBT) of the following conditions:

(i)

All of the representations and warranties of XRF set forth in this Agreement and in any certificate delivered by XRF pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, XRF and its Subsidiaries or materially and adversely affects XRF’s ability to consummate the transactions contemplated hereby.

(ii)

XRF shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(iii)	No Material Adverse Effect shall have occurred with respect to XRF and its Subsidiaries since the date of this Agreement.

(iv)	All closing deliverables listed in Section 5.2(a) above have been provided.

(v)	The “Closing” as defined under the Assumption Agreement shall occur simultaneously with consummation of the transaction contemplated in this Agreement.
(vi)	The “Closing” as defined under the Tripartite Agreement shall occur simultaneously with consummation of the transaction contemplated in this Agreement.

(vii)	NYSE authorization of the Supplemental Listing Application (“SLAP”) filed by XRF in connection with this transaction.

(viii)	the transaction contemplated by this Agreement shall not be deemed as a “back-door listing” set forth in Section 703.08(E) of the NYSE Listed Company Manual.

(ix)	the transaction contemplated by the CRF Assignment Agreement shall have been completed.

(x)	XRF shall have completed the cancellation of the Warrants.

(xi)	No occurrence of any of the following events:

a.

any event has occurred or been alleged to have occurred which constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement entered into XRF relating to borrowings or indebtedness in the nature of borrowings (or will do so with the giving of notice or lapse of time or both) or will lead to any Lien constituted or created in connection with borrowings or indebtedness in the nature of borrowings of XRF becoming enforceable (or will do so with the giving of notice or lapse of time or both);

b.

XRF is unable to pay its debts as they fall due, or, by reason of actual or anticipated financial difficulties, has commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

c.	any legal proceedings or other procedures or steps are taken in relation to the bankruptcy, insolvency, winding-up, liquidation, administration or reorganization of XRF;

d.	XRF has proposed or agreed to a composition, compromise, assignment or arrangement with any of its creditors;

e.

a liquidation committee, liquidator, administrator, receiver, manager or other similar officer has been appointed for the purpose of liquidating the business or assets of XRF; or any analogous procedure or step has been taken in any jurisdiction; or

f.	any Delisting Event occurs or is continuing.

(b)	Conditions to Closing of XRF:

The obligations of XRF to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by XRF) of the following conditions:

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(i)

All of the representations and warranties of YBT and the Investors set forth in this Agreement and in any certificate delivered by YBT pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, YBT and its Subsidiaries or materially and adversely affects YBT’s ability to consummate the transactions contemplated hereby.

(ii)

YBT and the Investors shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii)	No Material Adverse Effect shall have occurred with respect to YBT and its Subsidiaries since the date of this Agreement.

(iv)	All closing deliverables listed in Section 5.2(b) above have been provided.

(v)	Satisfactory completion of its due diligence review of the YBT Group Companies.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnity by XRF

Subject to the provisions of the other sections of this Article VI, XRF hereby agrees to indemnify and hold harmless the Investors and YBT and any and all of their officers, directors, managers, members, agents and other Affiliates from and against any and all claims, losses, damages, costs (including attorneys’ and paralegals’ fees, as well as remediation costs, fines and penalties), expenses and liabilities, of every kind and nature, whether known or unknown, choate or inchoate (collectively, “Losses”), which may be made or brought against the Investors, YBT, or which the Investors or YBT may suffer or incur as a result of, in respect of or arising out of:

(a)

any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by XRF in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

(b)	any non-performance or non-fulfillment of any covenant or agreement on the part of XRF contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

(c)

any liability or obligation XRF for Taxes, including, without limitation, (i) any Taxes arising as a result of the ownership or operation of XRF and the Business prior to the Closing Date, and (ii) any Transfer Taxes or other Taxes which are the obligation of XRF under this Agreement, as a transferee or successor, by contract, or otherwise;

6.2 Indemnity by YBT and the YBT Shareholders

YBT Shareholders on a several and not joint basis to the extent of his, her or its Individual Investor Shares (collectively, the “YBT Indemnifying Parties” and each, a “YBT Indemnifying Party”) hereby agree to indemnify and hold harmless XRF, any and all of its officers, directors, managers, members, agents and other Affiliates from and against any Losses which may be made or brought against XRF or

{HTFL00078633; 25}24

which XRF may suffer or incur as a result of, in respect of or arising out of:

(a)

any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by YBT or YBT Shareholders in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

(b)

any non-performance or non-fulfillment of any covenant or agreement on the part of YBT or YBT Shareholders contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby; and

(c)

any claim by a shareholder or former shareholder of YBT or current or former holder of convertible securities, options, or any interests in the equity of YBT, or any other Person, to the extent, seeking to assert, or based upon: (i) the ownership or rights to ownership of any shares in YBT; (ii) any rights of a stockholder or holder of any interests in the equity, including any option, preemptive rights or rights to notice or to vote; (iii)  any claim that his, her or its shares were wrongfully repurchased by YBT; or (v) any claim for appraisal or dissenters rights, including any payment in respect of dissenting shares in excess of the amount of payments otherwise payable to the shareholder seeking such rights under this Agreement.

(d)

any liability or obligation the YBT Group Companies for Taxes, including, without limitation, (i) any Taxes arising as a result of the ownership or operation of the YBT Group Companies and their business prior to the Closing Date, and (ii) any Transfer Taxes or other Taxes which are the obligation of the YBT Group Companies under this Agreement, as a transferee or successor, by contract, or otherwise.

6.3	Adjustment of Shares in Breach of Fundamental Representations.

With respect to breaches of any Fundamental Representations, once a Loss is agreed to by the YBT Indemnifying Parties or finally adjudicated to be payable pursuant to Section 6.2, each YBT Indemnifying Party shall satisfy his/her/its obligations within five (5) Business Days of such final, non-appealable adjudication by contributing a portion of the YBT Indemnifying Party’s Individual Investor Shares to XRF equal to (x) the amount of his/her/its pro rata indemnification obligations divided by (y) the 30-day average closing price of XRF’s Ordinary Shares prior to the date of such adjudication, pro rata as between Class A and Class B ordinary shares, in aggregate up to 20% of the Class A ordinary shares (rounded up to the nearest whole number) and 20% of the Class B ordinary shares (rounded up to the nearest whole number) for all the YBT Indemnifying Parties. For the avoidance of doubt, if a YBT Indemnifying Party does not hold a sufficient number of Individual Investor Shares to fully satisfy his/her/its pro rata payment obligations pursuant to this Section 6.3, then it shall remain obligated to pay any such remaining payment obligations in cash.

6.4	Right of Contribution

No YBT Shareholders shall have any right of contribution against YBT or XRF with respect to any breach by YBT of any of its representations, warranties, covenants or agreements.

ARTICLE VII

GENERAL PROVISIONS

7.1 Further Assurances

Each of XRF and YBT hereby covenant and agree that, at any time and from time to time after the

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Closing Date, such Party will, upon the request of any other Party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the better carrying out and performance of all the terms of this Agreement.

7.2 Remedies Cumulative

Except as otherwise provided in Article VI, the rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

7.3 Notices

(a)

Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any Party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i) delivered via courier to such Party; or

(ii) sent to the Party entitled to receive it by mail, postage prepaid; or

(iii) delivered via email to such Party.

(b)	Notices shall be sent to the following addresses:

XRF

Attn: Kevin Chen

China Rapid Finance Limited

No. 658 Jin Zhong Road

Changning District

Shanghai, PRC

35921931@qq.com

With a copy (for informational purposes only) to XRF’s Counsel:

Attn: James Chapman

Rimon Law Firm

800 Oak Grove Avenue, Suite 250

Menlo Park, CA 94025

james.chapman@rimonlaw.com

YBT

Attn: Yilin Wang

Yong Bao Two Ltd.

Gui’an Digital Economy Industrial Park, No. 3 Building

10th Floor, Room 4, University Town

Gui’an New District, Guizhou, PRC

dhsw@qq.com

With a copy (for informational purposes only) to the YBT’s Counsel:

Hunter Taubman Fischer & Li LLC

1450 Broadway, 26th Floor

New York, NY 10018

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Attn: Joan Wu, Esq.

Telephone: 212 530 2208

Facsimile: 212 202 6380

Email: jwu@htflawyers.com

Purchasers

The respective address of each Purchaser as set forth on the signature pages hereto

Or to such other address as the Party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this Section 7.3(b), have communicated to the Party giving or sending or delivering such notice, designation, communication, request, demand or other document.

If delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery; and

If sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fifth (5th) Business Day following the date of mailing.

7.4         Counterparts

This Agreement may be executed in a number of counterparts; all of which when taken together shall be considered on and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.5         Expenses of Parties

The Parties hereto shall pay their own respective expenses incident to the preparation of this Agreement and to the consummation of the transactions provided for herein. For the avoidance of doubt to the extent

7.6         Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, as the case may be. Notwithstanding the foregoing, however, this Agreement may not be assigned by XRF, and may not be assigned by YBT except to another entity under common control with YBT upon prior written notice to XRF. Nothing herein, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.7Entire Agreement

This Agreement, the Transactional Documents, attached Exhibits, together with any confidentiality agreement entered into in respect of XRF prior to the date of this Agreement, constitute the entire agreement between the Parties hereto and, except as otherwise stipulated herein, supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

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7.8Survival

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall survive the Closing and shall continue in full force and effect for a period of six (6) months. Closing shall not prejudice any right of one Party against the other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

7.9 Additional Remedies

Each of the Parties hereto acknowledges and understands that non-performance or threatened non-performance of the covenants contained herein may not be compensable in damages. Accordingly, each of the Parties agrees and accepts that any adverse Party may, in addition to any other remedy for relief, enforce the performance of any covenant of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damages to such Party or notwithstanding that damages may be readily quantifiable and each of the Parties agrees not to plead sufficiency of damages as a defense in any proceeding for such injunctive relief brought by the other Party.

7.10 Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified

7.11 Waiver

Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

7.12 Choice of Law

All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

7.13 Submission to Jurisdiction

Any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in any state or federal courts located in New York, New York, and each of the Parties consents to the exclusive jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue laid therein. Each of the Parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process.

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7.14 Amendments

No modification or amendment to this Agreement may be made unless agreed to by the Parties hereto in writing.

[signature page follows]

{HTFL00078633; 25}29

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

CHINA RAPID FINANCE LIMITED	By: ______________ Name: Title:

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

YONG BAO TWO LTD.	By: ______________ Name: Title:

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

YONG BAO TWO LTD. SHAREHOLDER	By: ______________ Name:

Name	Signature	Address	Number of Class A Shares	Number of Class B Shares

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

PURCHASER	By: ______________ Name:

Name	Signature	Address	Number of Class A Shares	Number of Class B Shares

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Schedule A

Individual Investor Shares

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EXHIBIT A TO

THE SECURITIES PURCHASE AGREEMENT

NON U.S. PERSON REPRESENTATIONS

非美国主体声明

The Subscriber indicating that it is not a U.S. person, severally and not jointly, further represents and warrants to the Company as follows:

购买者表明其不是美国人，分别地并非联合地，进一步向公司声明和保证如下：

1.

At the time of (a) the offer by the Company and (b) the acceptance of the offer by such person or entity, of the Purchased XRF Shares or True-up Shares, such person or entity was outside the United States.

在(a) 公司提出股票的要约时，及 (b) 此人或企业接受要约时，此人或企业在美国境外。

2.

Such person or entity is acquiring the Purchased XRF Shares or True-up Shares for such Shareholder’s own account, for investment and not for distribution or resale to others and is not purchasing the Purchased XRF Shares or True-up Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

此人或企业购买股票是为其自身投资用途，而并非为了分发或销售给他人，且购买股票并非为了任何美国人的利益，或打算违反证券法的注册要求分发给任何美国人。

3.

Such person or entity will make all subsequent offers and sales of the Purchased XRF Shares or True-up Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act.  Specifically, such person or entity will not resell the Purchased XRF Shares or True-up Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

此人或企业购买和出售股票元会(x)根据规则S在美国境外进行；(y) 根据证券法下的登记注册书；或(z) 根据证券法可以适用豁免。特别是，从交割结算日开始后一年内（“分销特定期限”），此人或企业不得向任何美国个体出售或在美国境内出售，除非是根据证券法下的登记注册申请书或登记豁免进行出售。

4.

Such person or entity has no present plan or intention to sell the Purchased XRF Shares or True-up Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Purchased XRF Shares or True-up Shares and is not acting as a Distributor of such securities.

此人或企业目前没有任何计划或准备在任何预定的期限内在美国境内或向美国人出售股票，也没有任何预定的安排出售股票或作为证券的分销商。

5.

Neither such person or entity, its Affiliates nor any Person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Purchased XRF Shares or True-up Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

此人或企业，关联人或任何代表人，没有签订或有意图在分销特定期限内在美国签订或会签订关于股票的任何卖方期权、短线持有或任何类似的工具或持有。

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6.

Such person or entity consents to the placement of a legend on any certificate or other document evidencing the Purchased XRF Shares or True-up Shares substantially in the form set forth in Section 5.1.

此人或企业同意在任何股权证书或其他股票证明文件上根据第5.1条的格式印上限制交易。

7.

Such person or entity is not acquiring the Purchased XRF Shares or True-up Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

此人或企业目前没有购买任何规避证券法登记条款的交易计划或设计中的股票。

8.

Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

此人或企业有充分的金融、证券、投资和其他商业知识和经验来保护本交易中自己的利益。

9.

Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Purchased XRF Shares or True-up Shares.

此人或企业在其认为必要的范围内就投资购买股票咨询了其税收、法律、会计和融资顾问。

10.

Such person or entity understands the various risks of an investment in the Purchased XRF Shares or True-up Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Purchased XRF Shares or True-up Shares.

此人或企业明白作此投资的各种风险并且有能力在不确定的时间内承担这些风险，包括但不限于，完全损失掉其在股票中的投资。

11.

Such person or entity has had access to the Company’s publicly filed reports with the SEC and has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Company that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Purchased XRF Shares or True-up Shares.

此人或企业有途径获得公司向证监会申报的所有报表，而且在交易的过程中在其要求的前提下公司提供了其他公共信息，所有这些公共信息对于该人或企业评估投资风险是充分的。

12.

Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning the Company and the terms and conditions of the issuance of the Purchased XRF Shares or True-up Shares.

此人或企业有机会就公司和投资股票发行的条件和规定提问和获得解答。

13.

Such person or entity is not relying on any representations and warranties concerning the Company made by the Company or any officer, employee or agent of the Company, other than those contained in this Agreement.

此人或企业没有依赖公司或任何管理人员、员工或代理在本协议之外所做的关于公司的任何陈述和保证。

14.

Such person or entity will not sell or otherwise transfer the Purchased XRF Shares or True-up Shares unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

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此人或企业不会出售或转让股票，除非(A) 这些股票的转让已依据证券法登记注册或(B)可以适用登记注册豁免。

15.

Such person or entity represents that the address furnished on its signature page to this Agreement is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

此人或企业在签字页提供的地址是其主要住所地（如其为个人）或主要营业地（如其为公司或其他实体）。

16.

Such person or entity understands and acknowledges that the Purchased XRF Shares or True-up Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

此人或企业了解并认同投资股票没有经任何联邦或州的证监会或监管机构推荐，以下机构也没有确认或决定过提供给此人或企业的公司的信息的准确性；与此相反的情况将构成刑事犯罪。

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